UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2007

Commission File	Registrant; State of Incorporation;	IRS Employer
Number	Address and Telephone Number	Identification No.
1-11459	PPL Corporation	23-2758192
(Exact name of Registrant as specified in its charter)
(Pennsylvania)
Two North Ninth Street
Allentown, PA 18101-1179
(610) 774-5151
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURE
Underwriting Agreement
Subordinated Indenture
Supplemental Indenture No. 1
Officer's Certificate
Replacement Capital Covenant
Opinion of Dewey Ballantine LLP

Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Section 8 — Other Events
Item 8.01 Other Events
On March 16, 2007, PPL Capital Funding, Inc. (“PPL Capital Funding”) and PPL Corporation entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, for themselves and as representatives of the several underwriters named therein (the “Representatives”), relating to the offering and sale by PPL Capital Funding of $500,000,000 of 2007 Series A Junior Subordinated Notes due 2067 (the “Notes”). The Notes are fully and unconditionally guaranteed as to payment of principal, interest and any premium under subordinated guarantees (the “Guarantees”) of PPL Corporation. The Notes were issued on March 20, 2007. The maturity date of the Notes will be March 30, 2067, subject to early redemption at PPL Capital Funding’s option. A copy of the Underwriting Agreement is attached as Exhibit 1(a) to this report.
The Notes were issued under a subordinated indenture, dated as of March 1, 2007, by PPL Capital Funding, PPL Corporation and The Bank of New York, as trustee (the “Base Indenture”), as supplemented by Supplemental Indenture No. 1 thereto, dated as of March 1, 2007 (the “Supplemental Indenture”) and an Officers’ Certificate of PPL Capital Funding and PPL Corporation, dated March 20, 2007 (the “Officers’ Certificate”). Copies of the Base Indenture, the Supplemental Indenture and the Officers’ Certificate are attached as Exhibits 4(a), 4(b) and 4(c), respectively.
On March 20, 2007, in connection with the issuance of the Notes, Dewey Ballantine LLP rendered an opinion regarding certain tax matters. A copy of that opinion is attached as Exhibit 8(a) to this report.
On March 20, 2007, in connection with the issuance of the Notes, PPL Capital Funding and PPL Corporation entered into a Replacement Capital Covenant (the “Replacement Capital Covenant”), in which PPL Capital Funding and PPL Corporation agreed for the benefit of holders of a designated series of unsecured long-term indebtedness of PPL Corporation or PPL Capital Funding ranking senior to the Notes that (i) PPL Capital Funding will not redeem or purchase the Notes, or otherwise satisfy, discharge or defease the principal amount of the Notes and (ii) neither PPL Corporation nor any of its other subsidiaries will purchase the Notes, on or before March 30, 2037, except, subject to certain limitations, to the extent that the applicable redemption or repurchase price or principal amount defeased does not exceed a specified amount of proceeds from the sale, during the 180-day period prior to the date of that redemption or repurchase, of qualifying replacement capital securities. The designated series of covered debt to initially benefit from the RCC is PPL Capital Funding’s 4.33% Notes Exchange Series A Due March 1, 2009. A copy of the Replacement Capital Covenant is attached as Exhibit 4(d) to this report.
PPL Capital Funding and PPL Corporation expect that approximately $280 million of the net proceeds from the sale of the Notes will be used to pay at maturity PPL Capital Funding’s 8.375% Medium Term Notes due June 15, 2007. Pending this use, such proceeds may be loaned to other subsidiaries of PPL Corporation for working capital purposes or invested in short-term investments. The remainder of the net proceeds will be loaned to PPL Energy Funding Corporation (“PPL Energy Funding”), a direct subsidiary of PPL Corporation, and then contributed to PPL Energy Funding’s direct subsidiary, PPL Energy Supply, LLC. PPL Energy Supply, LLC will use the funds for general corporate purposes, including capital expenditures relating to the installation of pollution control equipment.
The Notes and the Guarantees are being offered and sold under PPL Corporation’s and PPL Capital Funding’s joint Registration Statement on Form S-3 on file with the Securities and Exchange Commission (Registration Nos. 333-132574 and 333-132574-02), as amended by Post-Effective Amendment No.1 thereto. This Current Report on Form 8-K is being filed, in part, to report as exhibits certain documents in connection with the offering.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

1	(a)-	Underwriting Agreement, dated March 16, 2007, among PPL Capital Funding, Inc., PPL Corporation and Barclays Capital Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, for themselves and as representatives of the several underwriters named therein.

4	(a)	Subordinated Indenture, dated as of March 1, 2007, by PPL Capital Funding, Inc., PPL Corporation and The Bank of New York, as trustee thereunder.

4	(b)	Supplemental Indenture No. 1, dated as of March 1, 2007, among PPL Capital Funding, Inc., PPL Corporation and the Bank of New York, as trustee thereunder.

4	(c)	Officer’s Certificate, dated March 20, 2007, pursuant to Section 301 of the Subordinated Indenture.

4	(d)	Replacement Capital Covenant, dated March 20, 2007, by PPL Capital Funding, Inc. and PPL Corporation.

8	(a)	Opinion of Dewey Ballantine LLP, dated March 20, 2007, regarding certain tax matters.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

	By:	/s/ James E. Abel James E. Abel
Vice President-Finance and Treasurer

Dated: March 20, 2007